EXHIBIT 4.4

GUARANTEE AGREEMENT dated as of June 16, 2006, among JACOBS ENTERTAINMENT, INC. (“Borrower”), each of the subsidiaries of Borrower listed on Schedule I hereto or from time to time party hereto by execution of a supplement referred to in Section 19 below (each such subsidiary individually, a “Guarantor” and, together, the “Guarantors”) and CREDIT SUISSE, CAYMAN ISLANDS BRANCH (“CS”), as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement).

Reference is made to the Credit Agreement dated as of June 16, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the lenders from time to time party thereto (the “Lenders”), CS, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Collateral Agent and issuing bank (in such capacity, the “Issuing Bank”).  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Lenders have agreed to make Loans to Borrower, and the Issuing Bank has agreed to issue Letters of Credit for the account of Borrower and its Restricted Subsidiaries, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.  Each of the Guarantors acknowledges that it will derive substantial benefit from the making of the Loans by the Lenders, and the issuance of the Letters of Credit by the Issuing Bank and is therefore willing to enter into this Guarantee Agreement.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit are conditioned on, among other things, the execution and delivery by Borrower and the Guarantors of a Guarantee Agreement in the form hereof.  As consideration therefor and in order to induce the Lenders to make Loans and the Issuing Bank to issue the Letters of Credit, Borrower and the Guarantors are willing to execute this Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1.                                Guarantee.  The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the Guaranteed Obligations to the Secured Parties in cash, on demand, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 2.                                Obligations Unconditional.  The obligations of the Guarantors under this Agreement shall constitute a guaranty of payment and, to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under the Credit Agreement, the Notes, if any, or any other agreement or instrument referred to in the Credit Agreement or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full of the Guaranteed Obligations).  Without limiting the generality of the foregoing, to the fullest extent permitted by applicable Requirements of Law it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:  (i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived; (ii) any of the acts mentioned in any of the provisions of the Credit Agreement, or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted; (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; (iv) any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or (v) the release of any other Guarantor pursuant to Section 11.

The Guarantors hereby expressly waive, to the fullest extent permitted by applicable Requirements of Law, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under the Credit Agreement or the Notes, if any, or any other agreement or instrument referred to in the Credit Agreement or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 3.                                Guarantee of Payment.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.

SECTION 4.                                Subrogation; Subordination.  Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under the Credit Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 1, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) of the Credit Agreement shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 5.                                Information.  Each of the Guarantors assumes all responsibility for being and keeping itself informed of Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 6.                                Representations and Warranties.  Each of the Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement are true and correct on and as of the date hereof.

SECTION 7.                                Termination.  The Guarantees made hereunder shall automatically terminate when all the Guaranteed Obligations have been paid in full in cash and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement.  In connection with the foregoing, the Collateral Agent shall execute and deliver to such Guarantor or Guarantor’s designee, at such Guarantor’s expense, any documents or instruments which such Guarantor shall reasonably request from time to time to evidence such termination and release.

SECTION 8.                                Reinstatement.  The obligations of the Guarantors under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 9.                                General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 10.                          Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 4.  The provisions of this Section 10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders for the full amount guaranteed by such Guarantor hereunder.

SECTION 11.                          Binding Effect; Several Agreement; Assignments; Release.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns.  This Agreement shall become effective as to any Guarantor when a counterpart hereof (or a Supplement referred to in Section 19) executed on behalf of such Guarantor shall have been delivered to the Collateral Agent, and a counterpart hereof (or a Supplement referred to in Section 19) shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Guarantor and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Collateral Agent and the other Secured Parties, and their respective successors and assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void).  If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or one of its Subsidiaries, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under the Credit Agreement (including under Section 10.03 thereof) and under this Agreement and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Documents shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 11 in accordance with the relevant provisions of the Security Documents, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with the Credit Agreement; provided that such Guarantor is also released from its obligations under the Loan Documents on the same terms.  This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 12.                          Waivers; Amendment.  No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Guarantor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent and each Guarantor affected thereby.  Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Guarantor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement or any other document evidencing the Obligations, no notice to or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances.

SECTION 13.                          Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under the Credit Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01 of the Credit Agreement) for purposes of Section 1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 1.

SECTION 14.                          Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Agreement constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right, to the fullest extent permitted by applicable Requirements of Law, to bring a motion-action under New York CPLR Section 3213.

SECTION 15.                          Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.  Sections 10.09 and 10.10 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 16.                          Notices.  Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Guarantor, addressed to it at the address of Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 16.

SECTION 17.                          Survival of Agreement; Severability.

(a)                                  All covenants, agreements, representations and warranties made by the Guarantors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

(b)                                 Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 18.                          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by the Collateral Agent and when the Collateral Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 19.                          Additional Guarantors.  Pursuant to Section 5.11 of the Credit Agreement and subject to the limitations with respect to Foreign Subsidiaries therein, each Subsidiary (other than a Excluded Subsidiary) that was not in existence or not such a Subsidiary on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming a Subsidiary.  Upon execution and delivery after the date hereof by the Collateral Agent and such a Subsidiary of an instrument (“Supplement”) in the form of Annex 1, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of any Supplement adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 20.                          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have.  Each Lender and the Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

JACOBS ENTERTAINMENT, INC., as Borrower

By:	/s/ Jeffrey P. Jacobs
Name: Jeffrey P. Jacobs
Title: Chief Executive Officer

GUARANTOR
JACOBS PIÑON PLAZA ENTERTAINMENT, INC.

/s/ Jeffrey P. Jacobs
By: Jeffrey P. Jacobs
Its: President

JACOBS ELKO ENTERTAINMENT, INC.

/s/ Jeffrey P. Jacobs
By: Jeffrey P. Jacobs
Its: President

/s/ Stephen R. Roark
Stephen R. Roark, signing on behalf of the
entities listed below in the capacity listed
next to each respective entity:

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC., as its President
GOLD DUST WEST CASINO, INC., as its Vice President
GILPIN VENTURES, INC., as its President
JALOU L.L.C., as its President and Manager
JALOU II INC., as its President

GILPIN HOTEL VENTURE
By: Gilpin Ventures, Inc., its partner

By:	/s/ Stephen R. Roark
Name:	Stephen R. Roark
Its: President

By: Black Hawk Gaming & Development Company, Inc., its partner

By:	/s/ Stephen R. Roark
Name:	Stephen R. Roark
Its: President

BLACK HAWK/JACOBS ENTERTAINMENT, LLC
By: Black Hawk Gaming & Development Company, Inc.
Its: Authorized Manager

By:	/s/ Stephen R. Roark
Name:	Stephen R. Roark
Its: President

DIVERSIFIED OPPORTUNITIES GROUP LTD.
By Jacobs Entertainment, Inc., its Managing Member

By:	/s/ Stephen R. Roark
Name:	Stephen R. Roark
Its: Chief Financial Officer

JACOBS DAKOTA WORKS, LLC
By: Jacobs Entertainment, Inc., its Sole Manager

By:	/s/ Stephen R. Roark
Name:	Stephen R. Roark
Its: Chief Financial Officer

/s/ Stan Guidroz
Stan Guidroz, signing on behalf of the entities
listed below in the capacity listed next to each respective entity:

WINNER’S CHOICE CASINO, INC., as its President
JACE, INC., as its President
FUEL STOP 36, INC., as its President
HOUMA TRUCK PLAZA & CASINO, L.L.C., as its President and Manager
JALOU – CASH’S L.L.C., its President and Manager
LUCKY MAGNOLIA TRUCK STOP AND CASINO, L.L.C., as its President and Manager
BAYOU VISTA TRUCK PLAZA AND CASINO, L.L.C., as its President and Manager
RACELAND TRUCK PLAZA AND CASINO, L.L.C., as its President and Manager
JRJ PROPERTIES, LLC, as its President and Manager
JALOU OF LAROSE, LLC, as its President and Manager
JALOU BREAUX BRIDGE, LLC, as its President and Manager
JALOU EUNICE, LLC, as its President and Manager
JALOU OF ST. MARTIN, L.L.C., as its President and Manager
JALOU DIAMOND, L.L.C., as its President and Manager
JALOU MAGIC, L.L.C., as its President and Manager
JALOU OF VINTON, LLC, as its President and Manager
JALOU OF VINTON-BINGO, LLC, as its President and Manager
JALOU OF ST. HELENA, LLC, as its President and Manager
JALOU OF JEFFERSON, LLC, as its President and Manager

/s/ Ian M. Stewart
Ian M. Stewart, signing on behalf of the entities listed below in the capacity listed next to each respective entity:

COLONIAL HOLDINGS, INC., as its President
STANSLEY RACING CORP., as its President
COLONIAL DOWNS, LLC, as its President
VIRGINIA CONCESSIONS, LLC, as its Vice President
MARYLAND-VIRGINIA RACING CIRCUIT, INC., as its President

COLONIAL DOWNS, L.P.
By: Stansley Racing Corp., its General Partner

	By:	/s/ Ian M. Stewart
	Name:	Ian M. Stewart
Its: President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Collateral Agent,

By:	/s/ Cassandra Droogan
Name: Cassandra Droogan
Title: Vice President

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Vice President